EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 21st day of June, 2007 by and among Captech Financial Group, Inc., a Florida corporation (the "Company"), John Raby, an individual having an address at 2261 Dailey Street, Superior, Colorado 80027 (the "Stockholder"), and Boo Koo Beverages, Inc., a Texas corporation ("BBI").

                                    Recitals

                  A. BBI wish to purchase from the Stockholder and the Stockholder wishes to sell to BBI, upon the terms and conditions stated in this Agreement, subject to the reduction described in Section 2 of this Agreement, 1,488,134 shares of the Company's Common Stock, no par value (together with any securities into which such shares may be reclassified, the "Common Stock") owned by the Stockholder (the "Shares"), for the consideration set forth in Section 2 of this Agreement; and

                  B. Immediately following the consummation of the transactions contemplated by the terms of this Agreement, BBI and an entity to be formed as a subsidiary of the Company ("Merger Sub") shall consummate a merger (the "Merger") pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") to be entered into among the Company, BBI and Merger Sub following the date of this Agreement.

                  In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. In addition to those terms defined above and else -where in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean (a) with respect to an individual, any member of such individual's family including lineal ancestors and descendents; (b) with respect to an entity, any officer, director, stockholder, partner, manager, investor or holder of an ownership interest of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "BBI" shall have the meaning set forth in the preamble to this Agreement.

         "Benefit Arrangement" means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary


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continuation,  cafeteria,  dependent care,  vacation,  sick leave,  holiday pay, fringe  benefit,  reimbursement,  life  insurance,  disability or other (whether
insured  or  self-insured)  insurance,   supplementary   unemployment,   pension
retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, consultant or director of the Company, the Company's Subsidiaries or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company, the Company's Subsidiaries or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

         "Capital Stock" shall have the meaning set forth in Section 4.6 of this Agreement.

         "Capital Stock Equivalents" shall have the meaning set forth in Section
4.6 of this Agreement.

         "Closing" shall have the meaning set forth in Section 3 of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 3 of this Agreement.

         "Code" shall have the meaning set forth in the recitals of this Agreement.

         "Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Subsidiary" shall have the meaning set forth in Section 4.7 of this Agreement.

         "Contingent Obligation" as to any Person shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations ("Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the financial condition or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure or hold harmless the obligee under such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

         "Contracts" shall mean all contracts, leases, subleases, notes, bonds, mortgages, indentures, Permits and Licenses, non-competition agreements, joint venture or partnership agreements, powers of attorney, purchase orders, and all

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other  agreements,  arrangements  and other  instruments,  in each case  whether written or oral, to which such Person is a party or by which any of them or any of its assets are bound.

         "Environmental Claim" shall mean any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or other federal, state, local or foreign agency or authority, or any other entity or individual, public or private, concerning (a) any intentional or unintentional act or omission which involves Regulated Substances on or off the property of a Person which might result in such Person incurring a liability; (b) the imposition of any Lien on property, including, but not limited to, Liens asserted by any Government Entity in connection with a remedial action to the presence or release of Regulated Substances; or (c) any alleged violation of or responsibility under Environmental Laws which could result in a Person incurring a liability.

         "Environmental Law" shall mean any Law relating to the assessment, investigation, remediation, reduction or control of exposure to or other regulation of pollutants, contaminants, chemicals, wastes or other material in order to (1) protect human health and safety and the environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata and natural resources, (2) provide for worker safety and health, (3) regulate the emission, discharge, release or threat thereof of pollutants, contaminants, substances, chemicals, wastes or other material into the environment, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, substances, chemicals, wastes or other material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any entity which has ever been considered a single employer with The Company or BBI, as the case may be, under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         "Financial Statements" shall have the meaning set forth in Section 4.10 of this Agreement.

         "Governmental Approval" shall mean the consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Entity, authority or instrumentality, domestic or foreign.

         "Governmental Entity" means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Indebtedness" shall mean as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed; (b) every obligation of such


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Person  evidenced  by bonds,  debentures,  notes or other  similar  instruments, including  obligations  incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not more than 120 days overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP); (e) every Capital Lease Obligation of such Person; (f) any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any sales by such Person unless such sales are on a non-recourse basis (as to collectibility) of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables, whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement; (g) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other
indices  (a  "derivative   contract");   (h)  every  obligation  in  respect  of
Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and (i) every Contingent Obligation of such Person with respect to Indebtedness of another Person.

         "Intellectual Property" shall mean all trade names, trademarks (whether or not registered), service marks, patents and copyrights (including any registrations or pending applications for registration of any of the foregoing), trade secrets, inventions, processes, formulae, technology, technical data, information, know-how and other proprietary intellectual property, and all licenses or other rights relating to any of the foregoing that are attributable to the conduct of, used in, or related to, the operations of a Person and its subsidiaries.

         "Inventories" shall mean shall mean all inventory, merchandise, finished goods, raw materials, work-in-process, packaging, supplies and similar personal property owned by the Company and held or stored by or for the Company or in transit in connection therewith (including, without limitation, held or stored for the Company at warehouses owned by third parties), for use in the operation of its business as of a particular date, whether or not recorded on its books or financial records, and any prepaid deposits for any of the same at such date.

         "IP Licenses" shall have the meaning set forth in Section 4.15 of this Agreement.

         "Latest SEC Document" shall mean the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, as amended.


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         "Laws" shall mean all foreign, federal, state and local statutes, laws,
ordinances,   regulations,  rules,  resolutions,   orders,  writs,  injunctions,
judgments and decrees applicable to the specified Person and to the businesses and assets thereof.

         "License" shall mean any franchise, authorization, license, permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of any Governmental Entity or other Person.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

         "Material Adverse Effect" shall mean an event or change, individually, or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, prospects, condition (financial or otherwise) or results of operations of the entity and its Subsidiaries taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which such entity is engaged generally) or (b) the ability of such party to consummate the transactions contemplated hereby.

         "Material Contracts" shall have the meaning set forth in Section 4.19 of this Agreement.

         "Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Merger Agreement" shall have the meaning set forth in the recitals to this Agreement.

         "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

         "Permitted Liens" shall mean (a) easements, restrictions, covenants, rights of way or minor irregularities of title currently of record against any leased real property or that otherwise do not interfere with the use and occupancy thereof; (b) liens for Taxes not yet due and payable, or for Taxes being contested in good faith by appropriate proceedings, provided that in each such case, adequate reserves are maintained in accordance with GAAP; (c) warehouse and materialmen's liens which do not individually or in the aggregate interfere with the use of the related assets and (d) a blanket security interest and lien in favor of its lender.
         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, Governmental Entity or any other juridical entity of any kind or nature whatsoever.

         "Preferred Stock" shall have the meaning set forth in Section 4.6 of this Agreement.

         "Regulated Substances" shall mean any pollutant, contaminant, substance, chemical, waste or other material which is listed, defined, identified or otherwise regulated under any Environmental Law, including those materials identified as "hazardous" or "toxic", including, without limitation, petroleum or petroleum products, polychlorinated biphenyls ("PCBs"), flammable materials, explosives, radioactive materials, urea formaldehyde foam insulation, asbestos or asbestos-containing materials and "source," "special nuclear" and "by product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. ss.ss.3011 et seq.


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

         "Retiree" shall mean (a) any retired or former employee, director or officer of the Company; or (b) any former independent contractor of the Company.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall have the meaning set forth in Section 4.9 of this Agreement.

         "SEC Reports" means each report, schedule, registration statement, definitive proxy statement and other document required to be filed by the Company and its predecessors and officers and directors under the Exchange Act or the Securities Act as such documents have been amended since the time of their filing.

         "Shares" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholder" shall have the meaning set forth in the recitals to this Agreement.

         "Subsidiary" shall mean any Person in which another Person, directly or indirectly, owns 50% of either the equity interests in or voting control of, such Person.

         "Takeover Proposal" shall mean any proposal for a tender or exchange offer, merger, consolidation, sale of all or substantially all of such party's assets, including the Shares with respect to the Stockholder, sale of in excess of fifteen percent of the shares of capital stock or other business combination involving such party or any proposal or offer to acquire in any manner a substantial equity interest (including any interest exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party other than the transactions contemplated by this Agreement.

         "Taxes" means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person, and any liability in respect of any Tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

         "Tax   Return"   means  any  report,   return,   statement,   estimate,
informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

         "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

         "Transaction Documents" shall mean this Agreement.

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

         2. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, BBI shall purchase, and the Stockholder shall sell to BBI, the Shares, free and clear of any Lien, in exchange for the purchase price as specified below. At the Closing, the Stockholder shall deliver or cause to be delivered to BBI the certificate(s) representing the Shares, each properly endorsed for transfer to BBI and BBI shall deliver to the Stockholder the aggregate sum of $600,000 by wire transfer of immediately available U.S. funds (the "Purchase Price"). Upon the execution of this Agreement, BBI shall wire to an account of the Stockholder, the sum of $25,000 (the "Initial Deposit") to be applied to the Purchase Price, which funds shall be refundable to BBI for a period of five days following the date hereof and shall be non-refundable unless prior to the end of such five day period, BBI provides written notice that the condition to closing set forth in Section 8.1(g) of this Agreement has not been satisfied during the period set forth in Section 8.1(g) and in such event, the Stockholder shall deliver the Initial Deposit back to BBI. In the event BBI does not deliver the notice referenced above during such five day period, then following such five day period, the Initial Deposit shall be non-refundable In the event the Closing hereunder shall not have been consummated by July 30, 2007, BBI shall have the right to extend the time for Closing hereunder for an additional 30 days following July 30, 2007 by notifying the Stockholder in writing or email of such extension and wiring to the Stockholder the sum of $25,000, which amount shall be non-refundable as an "Extension Fee." Both the Initial Deposit and the Extension Fee shall be credited against the Purchase Price. Notwithstanding the foregoing, the Stockholder shall deduct from the Shares being sold and conveyed to BBI pursuant to the terms of this Agreement, a number of shares equal to 1% of outstanding shares of Common Stock of the Company immediately following the Merger based upon the capitalization table (post transaction) attached hereto as Exhibit A. In the event the Closing hereunder is not consummated for any reason, the Stockholder's sole remedy shall be to retain the Initial Deposit and the Extension Fee, if exercised by BBI; provided, however, that in the event the Closing is not consummated as a result of the failure of the Company or the Stockholder to satisfy a condition to Closing set forth under Section 8.1, then the Initial Deposit and the Extension Fee, if any, shall be repaid to BBI.

         3. Closing. Upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by BBI, the Stockholder shall deliver to Lowenstein Sandler PC, in trust, a certificate or certificates, registered in the name of "Boo Koo Beverages, Inc.", representing the Shares, with instructions that such certificates are to be held for release to BBI only upon payment in full of the Purchase Price (less the Deposit) to the Stockholder by BBI. Upon such receipt by Lowenstein Sandler PC of the certificates, BBI shall promptly, but no more than one Business Day thereafter, cause a wire transfer in same day funds to be sent to the account of the Stockholder as instructed in writing by the Stockholder, in an amount representing the cash portion of the Purchase Price (less the Deposit). On the date (the "Closing Date") the Stockholder receives the Purchase Price (less the Deposit), the certificates evidencing the Shares shall be released to BBI (the "Closing"). The Closing of the purchase and sale of the Shares shall take place at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or at such other location and on such other date as the Stockholder and BBI shall mutually agree.


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

         4. Representations and Warranties of the Stockholder and the Company. The Stockholder and the Company hereby, jointly and severally, represent and warrant to BBI that, except as set forth in the schedules delivered herewith (collectively, the "Disclosure Schedules"):

                  4.1. Authority; Binding Agreements of the Stockholder. The Stockholder has the legal capacity to own the Shares owned by the Stockholder. The execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby has been duly and validly authorized by all necessary action of the Stockholder. The
Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby and the Stockholder has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                  4.2. Ownership of Capital Stock. The Stockholder is the record and beneficial owner of the Shares. The Stockholder has valid and marketable title to the Shares, free and clear of any Liens and has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Shares to BBI. The delivery to BBI of the certificates representing the Shares and the payment to the Stockholder in accordance with Section 2 will transfer to BBI record and beneficial ownership of the Shares free and clear of all Liens. The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. The Stockholder does not own any rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of BBI.

                  4.3. No Breach by Stockholder. The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien on any of the properties or assets of the Stockholder under, any provision of (i) any contract or agreement to which the Stockholder is a party or by which any of his property or assets are bound, (ii) any license, franchise, permit or other similar authorization held by the Stockholder, or
(iii) any judgment, order or decree or statute, law, ordinance, rule or regulation applicable to the Stockholder or his property or assets.

                  4.4. Governmental Consents. No permit, consent, approval, license, order or authorization of, or registration, declaration or filing with, any court or other Governmental Entity is required to be obtained or made in connection with the execution, delivery or performance of this Agreement by the Stockholder or the consummation by the Stockholder of any of the transactions contemplated hereby.


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

                  4.5 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and corporate authority to enter into the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect. The Stockholder has heretofore delivered or made available to BBI complete and correct copies of the certificate of incorporation and by-laws of the Company. The Company is not in violation of its organizational documents.

                  4.6 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, no par value, and no shares of preferred stock (the "Preferred Stock," and together with the Common Stock, the "Capital Stock"), of which 1,767,021 shares of Common Stock are issued and outstanding on the date hereof. No other shares of any other class or series of Capital Stock or securities exercisable or convertible into or exchangeable for Capital Stock ("Capital Stock Equivalents") are authorized, issued or outstanding. The outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. To the Stockholder's and the Company's knowledge, none of the outstanding Capital Stock was issued in violation of any Law, including without limitation, federal and state securities laws. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to the Stockholder's and the Company's knowledge, voting or transfer of any shares, whether issued or unissued, of Capital Stock, Capital Stock Equivalents or other securities of the Company. The Company does not have outstanding stockholder purchase rights or "poison pill" or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

                  4.7  Subsidiaries.  Section  4.7  of the  Disclosure  Schedule
contains a list of the name of each Subsidiary of the Company (each such corporation, partnership or other entity being referred to herein as a "Company Subsidiary"). Section 4.7 of the Disclosure Schedule sets forth, with respect to each Company Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and the Company's current ownership of such shares or interests. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or another Company Subsidiary free and clear of any Liens and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, or to the Stockholder's and the Company's knowledge, voting or transfer of any shares, whether issued or unissued, of any Company Subsidiary. The Company and the Company Subsidiaries do not own any equity interests in any other Person. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have Material Adverse Effect.

                  4.8 No Violation; Consents and Approvals. The execution and delivery by the Stockholder and the Company of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of the Company or any Company Subsidiary, (b) any Law applicable to the Company or any Company Subsidiary or the property or assets of the Company or any Company Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of the Company or any Company Subsidiary under any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any assets of the Company or any Company Subsidiary may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in Section 4.8 of the Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a Material Adverse Effect. No Governmental Approval is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation by the Company or the Stockholder of the transactions contemplated hereby. The Company has taken all action necessary to exempt the sale of the Shares to BBI and the other transactions contemplated by this Agreement and the Merger Agreement from the provisions of any stockholder rights plan or other "poison pill" arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company's certificate of incorporation or bylaws that is or could reasonably be expected to become applicable to BBI as a result of the transactions contemplated hereby, including without limitation, the sale of the Shares to BBI and the ownership, disposition or voting of the Shares by BBI or the exercise of any right granted to BBI pursuant to this Agreement.

                  4.9. SEC Documents. The Company has timely filed with the SEC, and has heretofore made available to BBI (through reference to documents filed by EDGAR or otherwise), true and complete copies of, each report, schedule, registration statement, definitive proxy statement and other document required to be filed by it and its predecessors since January 1, 2004 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "SEC Documents"). As of their respective dates, the SEC Documents, (a) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  4.10.    Financial Statements.

          (a) The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included or incorporated by reference in the SEC Documents (collectively, the "Financial Statements"), (a) at the time filed, complied as to form in all material respects with applicable accounting requirements and published rules and regulations with respect thereto, (b) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and other adjustments described therein) and (c) were prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles ("GAAP"), except as disclosed therein and in the notes thereto, and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC. All of the Company Subsidiaries have been consolidated in the Financial Statements.

          (b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary, (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

     4.11 Absence of Certain Changes or Events. Since December 31, 2006, each of the Company and the Company Subsidiaries has conducted business only in the ordinary course of business consistent with past practice, and, other than as expressly contemplated by this Agreement, since such date, there has not been with respect to the Company or the Company Subsidiaries any:

          (a) change or, to the knowledge of the Stockholder and the Company, threatened change in the business, assets, operations, condition (financial or otherwise), results of operations or prospects of the business of the Company or the Company Subsidiaries, which has had or could have a Material Adverse Effect;

          (b) transactions not in the ordinary course of business consistent with past practice;

          (c) damage, destruction or loss, whether or not insured, materially affecting the Company' business or assets;

          (d) change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions;

          (e) revaluation of any assets;

          (f) declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of the Company or the Company Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any shares of such capital stock;

          (g) issuance or sale of any shares of any equity security or of any security exercisable or convertible into or exchangeable for equity securities;

          (h) amendment to the certificate of incorporation, by-laws or similar organizational documents of the Company or the Company Subsidiaries;

          (i) sale, assignment or transfer of or lapse of any rights with respect to Intellectual Property, other than in the ordinary course of business consistent with past practice;

          (j) indebtedness incurred for borrowed money or any commitment to borrow money, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others entered into, by the Company or the Company Subsidiaries;

          (k) capital expenditure or capital commitment requiring an expenditure of monies in the future by the Company or the Company Subsidiaries, other than transactions in the ordinary course of business consistent with past practice not in excess of $1,000 in the aggregate for the Company and the Company Subsidiaries;

          (l) cancellation of any debt or waiver or release of any contract, right or claim;

          (m) amendment, termination or revocation of, or a failure in any material respect to perform obligations or the occurrence of any default under
(i) any Contract to which the Company or the Company Subsidiaries is or, as of December 31, 2006, was a party, other than in the ordinary course of business consistent with past practice, or (ii) any License;

          (n) increase or commitment to increase the salary or other compensation payable or to become payable to the Company' or the Company Subsidiaries' officers, directors, employees, agents or independent contractors, or the payment of any bonus to the foregoing persons except in the ordinary course of business consistent with past practice;

          (o) execution of termination, severance or similar agreements with any officer, director, employee, agent or independent contractor of the Company or the Company Subsidiaries;

          (p) entering into any leases of real property or agreement to acquire real property;

          (q) new or change of any Tax election;

          (r) steps taken to incorporate any Subsidiary, other than Merger Sub;

          (s) acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any assets and properties of the Company or any Company Subsidiary;

          (t) transaction by the Company or any Company Subsidiary with any officer, director or Affiliate thereof or any Affiliate of any such officer, director or Affiliate; or

          (u) any agreement, or other commitment, whether in writing or otherwise, to take any of the actions specified in this Section 4.11, except as expressly contemplated by this Agreement.

                  4.12 Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any indebtedness, liability or obligation, whether or not accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due, which was not reflected or reserved against in the balance sheets and the notes thereto which are part of the Latest SEC Document, except for those (i) incurred in connection with this Agreement or
(ii) incurred in the ordinary course of business and in each such case is fully reflected on the Company' books of account and, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  4.13     Personal Property.

                  (a) Each of the Company and the Company Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all assets respectively owned or leased by each of them, including, without limitation, all assets reflected in Financial Statements and all assets acquired by the Company or the Company Subsidiaries since December 31, 2006 (except for assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens. All personal property of each of the Company or the Company Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used and its use complies in all material respects with applicable Laws. To the Stockholder's and the Company's knowledge, there are no facts or conditions affecting the Company, the Company Subsidiaries or their assets or business which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently (or proposed to be) used, occupied or operated, or their adequacy for such use, except for facts or conditions relating solely to general economic, business or political developments affecting the economy generally.

                  (b) Following the consummation of the transactions contemplat-ed by this Agreement, each of the Company and the Company Subsidiaries will continue to own, pursuant to good, valid and marketable title, or lease, under valid and subsisting leases disclosed in Section 4.13(b) of the Disclosure

Schedule, or otherwise retain its interest in, the assets of the Company or a Company Subsidiary without incurring any penalty or other adverse consequences, including, without limitation, any increase in any respect in rentals, royalties or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

                  4.14. Real Property. The Company does not own or lease any real property.

                  4.15     Intellectual Property.

                  (a) Section 4.15(a) of the Disclosure Schedule sets forth (i) all trade name registrations, trademark registrations, service mark registrations, patents and copyright registrations (and any pending applications for any of the foregoing) that are owned by the Company or any of the Company Subsidiaries, and (ii) all Intellectual Property that is licensed to the Company or any of the Company Subsidiaries by third parties and material to their business. None of the Company or the Company Subsidiaries has received any written notice that the rights of the Company or the Company Subsidiaries in their Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity. The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect the rights of the Company and the Company Subsidiaries in and to each item of their Intellectual Property, it being understood that the Company has not registered Intellectual Property which it may have a legal right to register. To the knowledge of the Stockholder and the Company, there are no rights of any Person that would interfere with or prevent the use by the Company of any of the rights of the Company and the Company Subsidiaries in and to any Intellectual Property that is material to their business. To the Stockholder's and the Company's knowledge, there is no existing third party infringement, misuse, or misappropriation of the Intellectual Property of the Company or any of the Company Subsidiaries. With respect to any agreements by which the Company or the Company Subsidiaries are licensed or otherwise are granted the right to use any item of third party Intellectual Property that is material to the respective businesses of the Company and the Company Subsidiaries (the "IP Licenses"), the consummation of the transactions contemplated by this Agreement shall not cause a breach of such agreements or cause the licensor under such agreements to be able to terminate such agreements.

                  (b) Except as would not have a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property right of any Person.

                  (c) No item of Intellectual Property owned by the Company or any of the Company Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling or charge to which the Company or any of the Company Subsidiaries is a party or to which its assets are bound. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which the Company or any of the Company Subsidiaries is a party or to which any of their assets are bound is pending or, to the Stockholder's and the Company's knowledge, threatened which challenges the legality, validity, enforceability or ownership of, or the Company's or the Company Subsidiaries' right to use, any items of Intellectual Property.

                  (d) Neither the Company nor any of  the  Company  Subsidiaries
has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict of or with any third party Intellectual Property (other than pursuant to shrink wrap licenses for commercially available "off the shelf" software). Except as would not have a Material Adverse Effect, (i) the Company and the Company Subsidiaries possess the sole and exclusive good, valid and transferable title in and to all items of Intellectual Property that the Company and the Company Subsidiaries purport to own, free and clear of all Liens, and (ii) no royalties or other payments are required in connection with the use and enjoyment by the Company or the Company Subsidiaries of any of their respective items of Intellectual Property (other than royalties or other payments, in each case not exceeding $5,000 with respect to licenses of commercially available software).

                  4.16     Litigation; Compliance with Laws.

                  (a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the Stockholder's and the Company's knowledge, threatened against, relating to or affecting the Company or the Company Subsidiaries, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of the Company or the Company Subsidiaries in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator outstanding against the Company or the Company Subsidiaries, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of the Company or the Company Subsidiaries in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.
Section 4.16 of the Disclosure Schedule includes a description of all pending or threatened claims, actions, suits, investigations or proceedings involving the Company or the Company Subsidiaries, the business, the assets, or any employee, officer, director, stockholder or independent contractor of the Company or the Company Subsidiaries in their capacities as such.

                  (b) The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to the Company, any Subsidiary of the Company, its business or its assets, including the Sarbanes Oxley Act of 2002. Neither the Company nor the Company Subsidiaries has received notice from any Governmental Entity or other Person of any material violation of Law applicable to the Company, any of the Company Subsidiaries, their business or their assets. The Company and the Company Subsidiaries have obtained and hold all required Licenses (all of which are in full force and effect) from all Government Entities applicable to the Company, the Company Subsidiaries, their business or their assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the Stockholder's and the Company's knowledge, threatened to revoke or limit any such License.

                  4.17     Employee Benefit Plans.

                  (a) (i) Neither the Company nor any of its ERISA Affiliates maintains or sponsors, or has any liability, contingent or otherwise, with respect to, any Benefit Arrangement, (ii) no Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (iii) no Benefit Arrangement is or has ever been a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. The Company has made available to BBI true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, (ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports (Forms 5500) for each Benefit Arrangement (including all related schedules), if applicable, and (vi) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code. Neither the Company nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit
Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

                  (b) Neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a "multiemployer plan", as defined in Section 3(37) of ERISA or a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability remains outstanding.

                  (c) Each Benefit Arrangement conforms in all material respects to, and has been operated and administered in material compliance with, its terms and all applicable laws, including ERISA and the Code, and including, but not limited to the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code. Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable IRS determination, opinion, notification or advisory letter issued by the IRS. Neither the Company nor any ERISA Affiliate has incurred or is subject to a tax under Section 4979 of the Code. No Benefit Arrangement has assets that include securities issued by the Company or any ERISA Affiliate.

                  (d) There are no pending or, to the Stockholder's and the Company's knowledge, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or Governmental Authority, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. To the Stockholder's and the Company's knowledge, no event has occurred and no condition exists that could subject the Company or the fund of any Benefit Arrangement to the imposition of any tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by the Company to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. No "prohibited transaction" (as defined in ERISA
Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a tax, penalty or other liability of whatever nature could be incurred by the Company, whether by way of indemnity or otherwise.

                  (e) There is no contract, agreement or benefit arrangement covering any current or former employee or director of the Company or any ERISA Affiliate which, individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code) or be nondeductible under
Section 162(m) of the Code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event (including the termination of an employee's employment) (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company or any ERISA Affiliate under any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any ERISA Affiliate.

                  (f) No Benefit Arrangement is required to comply with the provisions of any foreign law.

                  (g) Other than routine claims for benefits under any Benefit Arrangement, there are no pending, or, to the Stockholder's and the Company's knowledge, threatened, actions or proceedings involving any Benefit Arrangement, or the fiduciaries, administrators, or trustees of any Benefit Arrangement or the Company or any of its ERISA Affiliates as the employer or sponsor under any Benefit Arrangement, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Benefit Arrangement or any other person whomsoever. The Stockholder knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

         4.18     Taxes.

                  (a) The Company has not timely filed but has caused to be filed all Tax Returns required to be filed under applicable Tax Laws. All such Tax Returns were, when filed, and continue to be, true, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by the Taxing Authority of any jurisdiction in which the Company does not file Tax Returns or pay Taxes that it may be subject to taxation by that jurisdiction, nor is there any meritorious basis for such a claim.

                  (b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. Any liability of the Company for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings, have been provided for on the Financial Statements in accordance with GAAP. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

                  (c) The Company has timely withheld and paid all Taxes requir-ed to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign Laws, any applicable Tax convention, or otherwise).

                  (d) No foreign, federal, state or local Tax audits or admin-istrative or judicial Tax proceedings are pending with respect to the Company. The Company has not received from any Taxing Authority (i) any notice indicating an intent to commence any audit or other review, (ii) any request for information related to Tax matters, or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any authority against the Company. Each deficiency resulting from any audit or examination relating to Taxes of the Company has been timely paid. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) The Company is not a party to and is not bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, whether or not in writing (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

                  (f) The Company has delivered to BBI (i) complete and correct copies of all its Tax Returns for all taxable periods and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents, submitted, received or agreed to by or on behalf of the Company and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

                  (g) The Company has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

                  (h) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company' books and records provided to the Company, and (ii) shall not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Since its inception, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, other than in the ordinary course of business consistent with past practice.

                  (i) The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         4.19 Contracts and Commitments. Section 4.19 of the Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or their respective assets are bound (each, a "Material Contract"), including, without limitation:

                  (a) agreements, contracts, commitments or arrangements involv-ing Intellectual Property;

                  (b) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by the Company or a Company Subsidiary without penalty;

                  (c) any change of control agreements with employees of the Company or any Company Subsidiary;

                  (d) agreements, contracts, commitments or arrangements contain -ing any covenant limiting the ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any business or person;

                  (e) agreements or contracts with any officer, director or em-ployee of (i) the Company or (ii) any Company Subsidiary (other than employment, severance and change of control agreements covered by clause (b) or (c) above);

                  (f) agreements or contracts under which the Company or any Company Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $5,000;

                  (g) joint venture agreements or other agreements involving the sharing of profits;

                  (h) leases pursuant to which personal or real property is leased to or from the Company or any Company Subsidiary;

                  (i) powers of attorney from the Company or any Company Subsid-iary;

                  (j) guaranties, suretyships or other contingent agreements of the Company or any Company Subsidiary;

                  (k) all agreements, contracts, commitments and arrangements between the Company or any Company Subsidiary and any Governmental Entity;

                  (l) any agreement, contract, commitment or arrangement relat-ing to capital expenditures with respect to the Company or any Company Subsidiary and involving future payments which exceed $5,000 in any 12 month period;

                  (m) any agreement, contract, commitment or arrangement relat-ing to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

                  (n) any investment banking or other professional services agreement;

                  (o) contracts (other than those covered by clause (a) through (n) above) pursuant to which the Company and the Company Subsidiaries will receive or pay in excess of $5,000 over the life of the contract;

                  (p) any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business; and

                  (q) all proposed arrangements or contracts of the Company or the Company Subsidiaries which the Company reasonably expects to be near consummation and of a type that if entered into would be a Contract described in clauses (a) through (o) above.

Neither the Company, any Company Subsidiary nor, to the Stockholder's and the Company's knowledge, any other party thereto, is in material breach of or in material default under any Material Contract. Each such Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and/or the applicable Company Subsidiaries and, to the Stockholder's and the Company's knowledge, each of the other parties thereto, enforceable in accordance with its terms.

                  4.20.    Insurance.

                  (a) Section 4.20 of the Disclosure Schedule contains a complete and accurate list of all insurance policies currently providing and that have been providing coverage in favor of the Company or the Company Subsidiaries (or any predecessor) specifying the insurer and type of insurance under each. The Company has heretofore delivered to BBI true, correct and complete copies of all such policies. Each current policy is in full force and effect, all premiums are currently paid, no notice of cancellation or termination has been received with respect to any such policy and, to the knowledge of the Stockholder and the Company, there is no threatened increase in premiums or cancellation or termination of any such policy. Such policies have been sufficient for compliance with all requirements of law and any Contracts to which the Company or any of the Company Subsidiaries is a party. Neither the Company nor the Company Subsidiaries (or any predecessor) has been refused any insurance with respect to its assets and operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Each of the Company and the Company Subsidiaries (or any predecessor) has insured by reputable insurers the assets used by such company (or any predecessor) in the conduct of its business that are of an insurable character against risks of liability, casualty and fire in adequate amounts and consistent with prudent industry practice, and maintains such insurance against hazards, risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses, similarly situated, and such insurance has been effective, in full force and effect, without interruption since the date such company (or any predecessor) commenced business. The insurance specified in Section 4.20 of the Disclosure Schedule has been effective, in full force and effect, without interruption since the date specified in Section 4.20 of the Disclosure Schedule as the initial date of coverage.

                  (b) There is no pending claim by the Company or the Company Subsidiaries under any insurance policy listed in Section 4.20 of the Disclosure Schedule. Section 4.20 of the Disclosure Schedule sets forth all claims by the Company or the Company Subsidiaries (whether or not resolved) under any insurance policy, which claims have been outstanding at any time since January 1, 2006. Neither the business nor the assets of the Company or the Company Subsidiaries has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and the Company and the Company Subsidiaries are not aware of any occurrence which may give rise to any claim not covered by insurance.

                  4.21  Labor Matters.

                  (a) The Company and each of the Company Subsidiaries is in compliance in all material respects with all federal, state, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation and employee privacy and right to know; (b) there is no pending, or, to the knowledge of the Stockholder and the Company, any threatened, charge, complaint, allegation, application or other process against the Company or any Company Subsidiaries before the National Labor Relations Board or any other comparable Governmental Entity; (c) there is, and have been, (i) no labor strike, dispute, slowdown or work stoppage or other job action pending, or to the knowledge of the Stockholder and the Company, threatened against or otherwise affecting or involving the Company or any Company Subsidiaries or (ii) no lawsuits (other than grievance proceedings) pending, or to the knowledge of the Stockholder and the Company, threatened between the Company or any Company Subsidiaries and any current or former employee or independent contractor of the Company or any union or other collective bargaining unit representing any current or former employee of the Company; (d) no employees of the Company or any Company Subsidiaries are covered by any collective bargaining agreements and, to the knowledge of the Stockholder and the Company, no effort is being made by any union to organize any of the employees of the Company or any Company Subsidiaries; and (e) to its knowledge, neither the Company nor any Company Subsidiaries has hired any illegal aliens as employees or independent contractors.

                  4.22.    Environmental Matters.

                  (a) Each of the Company and the Company Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws and their requirements. The Company and each of the Company Subsidiaries has obtained all necessary Licenses and filed all required reports and notifications pursuant to all Environmental Laws. All such Licenses are in good standing, and each of the Company and the Company Subsidiaries has complied at all times with all terms and conditions of such Licenses. Neither the Company nor any of the Company Subsidiaries has received any notice or communications from any Governmental Entity with respect to any violation of Environmental Law.

                  (b) No Environmental Claim has been filed by or against the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received any written notice of any investigation, claim or review which has occurred or is pending or threatened against it by any Governmental Entity with respect to any Environmental Laws. Neither the Company nor any of the Company Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable foreign, state or local Law. Neither the Company nor any of the Company Subsidiaries has transported or arranged for the transport, treatment or disposal of any Regulated Substances to any location.

                  (c) Neither the Company nor any of the Company Subsidiaries has ever generated, manufactured, used, transported, treated, stored, handled, disposed of, discharged, released, transferred, produced or processed any Regulated Substance at, to, under or on any real property owned, operated or leased by the Company or any of the Company Subsidiaries, or any other location. No written or oral notification of a discharge or release of Regulated Substances by the Company or any of the Company Subsidiaries has been registered or filed by or on behalf of the Company or any of the Company Subsidiaries, and no site or facility now or previously owned, operated or leased by the Company or any of the Company Subsidiaries is listed on the United States Environmental Protection Agency's National Priorities List of Uncontrolled Hazardous Waste Sites or any similar list of sites requiring investigation or clean-up.

                  (d) No Liens have arisen under or pursuant to any Environment-al Law on any site or facility now or previously owned, operated or leased by the Company or any of the Company Subsidiaries, and, to the knowledge of the Stockholder and the Company, no Governmental Entity has taken, or is in the process of taking, any action that could subject any such site or facility to such Liens. There are no conditions existing at any real property ever owned, operated or leased by the Company or any of the Company Subsidiaries that will require now or in the future remedial or corrective action, removal, monitoring or closure pursuant to Environmental Law.

                  (e) Neither the Company nor any of the Company Subsidiaries has contractually, or by operation of Law, assumed or succeeded to any liabilities related to Environmental Laws of any predecessors of the Company or the Company Subsidiaries.

                  4.23. Transactions with Affiliates. None of the Company; the Company's Subsidiaries; the officers, directors, managers or Affiliates of any of the Company, the Company Subsidiaries, or the Affiliates of any such officer, director or manager: (a) has borrowed money from, or loaned money to, the Company or the Company Subsidiaries, (b) is a party to any Contract with the Company or the Company Subsidiaries, (c) has asserted or threatened to assert any claim against the Company or the Company Subsidiaries, (d) is engaged in any transaction with the Company or the Company Subsidiaries, (e) has any direct or indirect financial interest in any competitor, supplier, customer, lessor, lessee, distributor, or sales agent of the Company, the Company Subsidiaries or the business, or otherwise does business with the Company or any of the Company Subsidiaries, (f) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property or other assets which the Company or the Company Subsidiaries uses or has used or proposes to use in the conduct of its business or otherwise, or (g) has any claim whatsoever against, or owes any amount to, the Company or any of the Company Subsidiaries. The arrangements listed in Section 4.23 of the Disclosure Schedule pursuant to clauses (a), (b) or (d) of this Section 4.23 are on an arms-length basis or on terms at least as favorable to The Company as available on an arms-length basis.

                  4.24. Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or the Merger by reason of any action taken by the Stockholder, the Company or any of their respective directors, officers, employees, representatives or agents.

                  4.25. Certain Agreements. Neither the Company nor any Company Subsidiary is a party to any: (a) agreement with any director, officer or other employee of the Company or any Company Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; or (b) agreement or plan, any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  4.26. Absence of Certain Commercial Practices. Neither the Stockholder, the Company nor any Company Subsidiary, nor, to the knowledge of the Stockholder and the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder the Company or any Company Subsidiary or assist the Company or any Company Subsidiary in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of the Company or any Company Subsidiary, or which, if not continued in the future, might materially and adversely affect the business or prospects of the Company or any Company Subsidiary; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Stockholder, the Company nor any Company Subsidiary, nor, to the knowledge of the Stockholder and the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  4.27. Bank Accounts. Section 4.27 of the Disclosure Schedule sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and sets forth the names of each person holding powers of attorney or agency authority from the Company, as applicable, and a summary of the terms thereof and the names of each person holding credit cards in the name of the Company, with the credit cards being so held identified.

                  4.28. Corporate Names. Section 4.28 of the Disclosure Schedule sets forth a complete and accurate list of names used by the Company and each of the Company Subsidiaries in addition to its corporate name.

                  4.29. No Current Operations. The Company and the Company Subsidiaries have no current business operations. The Company and the Company Subsidiaries have (i) disposed (whether by sale, liquidation or otherwise) of all of their active business operations and (ii) neither the Company nor the Company Subsidiaries have any liabilities or obligations to the acquirors of such business operations, nor did the terms of disposition require them to retain any liabilities of such disposed business operations.

                  4.30. Books and Records. The books of account, minute books, stock record books and other records of the Company and the Company Subsidiaries, all of which have been made available to BBI, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.

                  4.31 Listing and Maintenance Requirements. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the OTC Bulletin Board to the effect that the Company is not in compliance with the listing or maintenance requirements of such trading market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. Following the consummation of the Merger, the Common Stock will be eligible for continued trading on the OTC Bulletin Board.

                  4.32 Manipulation of Price. Neither the Stockholder nor the Company has, and to their knowledge, no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company.

                  4.33. Full Disclosure. No representation or warranty, exhibit or schedule furnished by or on behalf of the Company or any of the Company Subsidiaries in this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. None of the Stockholder, the Company or the Company Subsidiaries has any knowledge of any facts pertaining to the Stockholder, the Company or the Company Subsidiaries, or their business or assets that could have a Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents, except for any facts relating solely to general economic, business or political developments affecting the economy generally.

         5. Representations and Warranties of BBI. BBI hereby represents and warrants to the Company that:

                  5.1 Organization of BBI. BBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and corporate authority to enter into the Transaction Documents, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business.


                  5.2 Authority. The execution, delivery and performance by BBI of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BBI, including, without limitation, the approval of the board of directors of BBI. The Transaction Documents have been duly executed and delivered by BBI and, assuming that the Transaction Documents constitute a valid and binding obligation of the Stockholder and the Company, constitute a valid and binding obligation of BBI. BBI is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.3 No Violation; Consents and Approvals. The execution and delivery by BBI of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of incorporation or by-laws of BBI, (b) any Laws applicable to BBI or the property or assets of BBI, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of BBI under, any Contracts to which BBI is a party or by which BBI or any of its assets may be bound, except, (i) BBI is required to obtain the prior consent of Orix Finance Corp. in order to consummate the transactions contemplated hereby, and (ii) in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a Material Adverse Effect. No Governmental

Approval is required to be obtained or made by or with respect to BBI or any BBI Subsidiary in connection with the execution and delivery of this Agreement or the consummation by BBI of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have an BBI Material Adverse Effect.

                  5.4 Purchase Entirely for Own Account. The Shares to be received by BBI hereunder will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and BBI has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to BBI's right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by BBI to hold the Shares for any period of time. BBI is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

                  5.5 Restricted Securities. BBI understands that the Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Stockholder in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

                  5.6 Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

                  (a) "The securities represented hereby have not been register -ed under the Securities Act of 1933, as amended (the `Act') and may not be transferred unless (i) such securities have been registered for sale pursuant to the Act, (ii) such securities may be sold pursuant to Rule 144(k), or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws."

                  (b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

         6.  Covenants Relating to Conduct of Business Pending the Closing

                  6.1      Conduct of the Business Pending the Closing.


                  (a) During the period from the date of this Agreement and continuing until the Closing, each of the Stockholder and the Company agrees, that neither the Stockholder nor the Company shall, and shall cause the Company Subsidiaries not to, engage in any business whatsoever other than in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, and shall use commercially reasonable efforts to preserve intact its business and assets, maintain its assets in good operating condition and repair (ordinary wear and tear excepted), retain the services of its officers, employees and independent contractors and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, BBI consents otherwise in writing.

                  (b) During the period from the date of this Agreement and continuing until the Closing, each of the Stockholder and the Company agrees as to itself and, with respect to the Company, the Company Subsidiaries, that except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing:

                           (i)  It  shall not  amend  or propose  to  amend  its
certificate of incorporation or by-laws or equivalent organizational documents except as contemplated in this Agreement.

                           (ii) It shall not, nor in  the  case  of  the Company
shall it permit the Company Subsidiaries to, issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or other ownership interest and, in the case of the Stockholder, shall not sell or otherwise transfer the Shares, provided that the Company shall be permitted to issue the shares of its Common Stock to be issued to the stockholders of BBI under the terms of the Merger Agreement.

                           (iii) It shall  not,  nor in the case of the  Company
shall it permit any of the Company Subsidiaries to, nor shall it propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or
(ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

                           (iv) Other than  dispositions in  the ordinary course
of business consistent with past practice which would not cause a Material Adverse Effect, individually or in the aggregate, to it and its subsidiaries, taken as a whole, it shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of its assets.

                           (v) It shall promptly advise the other  party  hereto
in writing of any change in the condition (financial or otherwise), operations or properties, businesses or business prospects of such party or any of its subsidiaries which would result in a Material Adverse Effect.

                           (vi) It shall not  permit to  occur any (1) change in
accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions, (2) incurrence of Indebtedness or any commitment to incur Indebtedness, any incurrence of a contingent liability, Contingent Obligation or other liability of any type, (3) cancellation of any debt or waiver or release of any contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business consistent with its past practice which do not exceed $10,000 in the aggregate, (4) amendment, termination or revocation of, or a failure to perform obligations or the occurrence of any default under,
(Y) any contract or agreement (including, without limitation, leases) to which it is or, as of December 31, 2006, was a party, other than in the ordinary course of business consistent with past practice, or (Z) any License, (5)
execution of termination, severance or similar agreements with any of its officers, directors, employees, agents or independent contractors or (6) entering into any leases of real property or agreement to acquire real property.

                           (vii) It shall not, and the Company shall not  permit
any of the Company  Subsidiaries to, take or agree or commit to take any action,
(i) that is reasonably likely to make any of its representations or warranties hereunder inaccurate; or (ii) that is prohibited pursuant to the provisions of this Article VI.

         7.       Additional Agreements.

                  7.1 Access to Information. From the date hereof until the Closing or the earlier termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives and agents full access, upon reasonable notice and during normal business hours, to such party's facilities and the financial, legal, accounting and other representatives of such party with knowledge of the business and the assets of such party and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such party and its subsidiaries that the other party and its respective counsel, accountants, representatives and agents, may reasonably request. No investigation pursuant to this Section 7.1 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the transactions contemplated hereby; it being understood that the investigation will be made for the purposes among others of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party. In the event of the termination of this
Agreement, each party, if so requested by the other party, will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

                  7.2 No Shop; Acquisition Proposals. From the date hereof until the Closing or the earlier termination of this Agreement, neither the Stockholder nor the Company shall, nor shall they authorize or permit any of their respective officers, directors or employees or Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or negotiate with respect to, agree to or endorse any Takeover Proposal. The Stockholder and the Company shall promptly advise BBI orally and in writing of any such inquiries or proposals and shall also promptly advise BBI of any developments or changes regarding such inquiries or proposals. The Stockholder and the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than BBI) conducted heretofore with respect to any Takeover Proposal. The Stockholder and the Company agree not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which the Stockholder or the Company is a party.


                  7.3 Legal Conditions to Closing; Reasonable Efforts. Each of BBI, the Stockholder and the Company shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the consummation of the transactions contemplated hereby and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the consummation of the transactions contemplated hereby and the Merger pursuant to the terms of the Merger Agreement. Each of BBI, the Stockholder and the Company will, and the Company will cause the Company Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by BBI, the Stockholder or the Company or any of the Company Subsidiaries in connection with the Closing or the taking of any action contemplated thereby or by this Agreement or the Merger Agreement.


                  7.4 Certain Filing. Each party shall cooperate with the other in (a) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement and (b) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the transactions contemplated hereby and the Merger.

                  7.5 Public Announcements and Filings. Each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby or the Merger.

                  7.6 Piggyback Registration Rights. BBI agrees to grant the Stockholder piggyback registration rights and to execute a registration rights agreement with the Stockholder at the Closing with respect to the shares of Common Stock retained by the Stockholder pursuant to the terms of this Agreement. The registration rights agreement shall provide for the same terms and conditions as the BK Holdings LLC registration rights agreement, provided, however, that the Stockholder shall have the right to have his shares included in one or more registration statements (only one if all shares are included is the initial registration statement filed) filed within one year from Closing, even if BK Holdings, LLC does not achieve or wish to have its shares registered, except to the extent limited by financing covenants, cut backs or applicable law. In addition, the Stockholder agrees to execute a lock-up agreement, if requested in connection with any financing, on the same terms and conditions as any lock-up agreement executed by BK Holdings, LLC in connection with any such financing.

         8.  Conditions to Closing.

                  8.1 Conditions to BBI's Obligations. The obligation of BBI to purchase the Shares at the Closing is subject to the fulfillment to BBI's satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

                  (a) The representations and warranties made by the Stockholder and/or the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in
Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

                  (b) The Stockholder and the Company  shall have  obtained  any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

                  (c) (i) The Company and Merger Sub shall have executed and delivered the Merger Agreement to BBI, (ii) the Certificates of Merger to be filed with the Secretary of State for the State of Florida and the State of Texas shall have been submitted and approved pursuant to the terms of such state's applicable laws and delivered to BBI's legal counsel and (iii) the other conditions set forth in the Merger Agreement shall have been satisfied to BBI's satisfaction.

                  (d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby, in the other Transaction Documents or in the Merger Agreement.

                  (e) The Stockholder and the Company shall have delivered a Certificate, executed on behalf of the Stockholder and the Company by its Chief Executive Officer or its Chief Financial Officer, respectively, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c), (d), (h) and (i) of this Section 8.1.

                  (f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the Merger Agreement, certifying the current versions of the Articles of Organization and Bylaws or other organizational documents of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

                  (g) BBI shall have completed its due diligence review of the Company and such diligence review shall be satisfactory to BBI in all respects, provided, however, that such due diligence review shall be completed by BBI within five days after the date of this Agreement, unless the inability to complete such due diligence review is the result of actions taken or not taken by the Stockholder or the Company in response to requests for information regarding the Company or the Stockholder reasonably requested by BBI and, in such event, such five day period shall be tolled until such time as the Stockholder or the Company reasonably responds to such request.

                  (h) No stop order or suspension of trading shall have been imposed by the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

                  (i) All outstanding Indebtedness of the Company shall have been fully paid and BBI shall have received evidence of such repayment in form and substance reasonably satisfactory to BBI.

                  8.2 Conditions to Obligations of the Stockholder. The Stockholder's obligation to sell the Shares at the Closing is subject to the fulfillment to the satisfaction of the Stockholder on or prior to the Closing Date of the following conditions, any of which may be waived by the Stockholder:

                  (a) The representations and warranties made by BBI in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. BBI shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

                  (b) BBI shall have delivered the Purchase Price to the Stock-holder.

                  8.3  Termination of Obligations to Effect Closing; Effects.

                       (a) The obligations of the Stockholder, on the one hand, and BBI, on the other hand, to effect the Closing shall terminate as follows:

                           (i) Upon the mutual written consent of the Stockhold-
er and BBI;

                           (ii) By the Stockholder if any of the  conditions set
forth in Section 8.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

                           (iii) By BBI if any  of the  conditions  set forth in
Section 8.1 shall have become incapable of fulfillment, and shall not have been waived by BBI; or

                           (iv) By either the Stockholder  or BBI if the Closing
has not occurred on or prior to August 31, 2007;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party's seeking to terminate its obligation to effect the Closing.

                  (b) Nothing in this Section 8.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

         9.       Survival and Indemnification.

                  9.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for a period of one (1) year from the Closing Date.

                  9.2  Indemnification.

                  (a) To the extent permitted by law, the Stockholder shall indemnify and hold harmless BBI and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, "Losses") to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

                  (b) To the extent permitted by law, BBI shall indemnify and hold harmless the Stockholder from and against any and all Losses to which the Stockholder may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of BBI under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

                  9.3 Conduct of  Indemnification  Proceedings.  Promptly  after receipt by any Person (the "Indemnified Person") of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 9.2, such Indemnified Person shall promptly notify the indemnifying party (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all reasonable fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Party and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the
Indemnified Person, which consent shall not be unreasonably withheld, the Indemnifying Party shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

                  9.4 Limitations. Notwithstanding the foregoing, the obligation under this Agreement of an Indemnifying Party to indemnify any Indemnified Party with respect to Losses shall not exceed the Purchase Price. The foregoing limitation shall not apply, however, to (i) any breach of the representations or warranties in Sections 4.1, 4.2, 4.5, 4.6, 4.18, 4.22, 4.24, 5.1 and 5.2, (ii)
any breach of representations or warranties that was made with an intent to mislead or defraud or with reckless disregard for the accuracy thereof and (iii) any breach of any covenant or agreement to be performed by a party hereunder.

         10.      Miscellaneous.

                  10.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party, provided, however, that BBI may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company or the Stockholder provided, that no such assignment or obligation shall affect the obligations of BBI hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties and to successors by operation of law. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  10.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and transmitted via facsimile or by .pdf (portable document format) via electronic mail, each of which shall be deemed an original.

                  10.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  10.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

                  If to the Stockholder:

                           John Raby
                           2261 Dailey Street
                           Superior, Colorado 80027
                           Fax:  303-499-3815

                  With a copy to (which shall not constitute notice):

                           M. A. Littman
                           7609 Ralston Road
                           Arvada, Colorado 80002
                           Fax:  303-431-1567

                  If to BBI, to:

                           Boo Koo Beverages, Inc.
                           4951 Airport Parkway
                           Suite 660
                           Addison, TX  75001
                           Attention:   Stephen Ruffini
                           Fax:  972-930-9463

                  With a copy to (which shall not constitute notice):

                           Lowenstein Sandler PC
                           65 Livingston Avenue
                           Roseland, N.J.  07068
                           Attention: Steven M. Skolnick
                           Fax: 973-597-2477

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereto.

                  10.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith.

                  10.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Stockholder, the Company and BBI.

                  10.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

                  10.8 Entire Agreement. This Agreement, including the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

                  10.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Florida located in Dade County and the United States District Court for the District of Florida for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.


                            [signature page follows]

                  IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

                                   The Stockholder

                                   /s/ John Raby
                                   ---------------------------
                                   John Raby


                                   Captech Financial Group, Inc.


                                   By: /s/ Wesley F. Whiting
                                       ------------------------
                                   Name: Wesley F. Whiting
                                   Title: CEO


                                   Boo Koo Beverages, Inc.


                                   By: /s/ Stephen Ruffini
                                       ------------------------
                                   Name: Stephen Ruffini
                                   Title: CFO

                                    EXHIBIT A

Post Transaction

John Raby                                      250,000 shares of common stock
Other Captech Shareholders                     55,777 shares of common stock
Existing Bookoo Shareholders and Affiliates    24,694,223 shares of common stock

                           Total               25,000,000


Exclusive of outstanding employee options and vendor warrants.

                              DISCLOSURE SCHEDULES


                                  SCHEDULE 4.7
                                  Subsidiaries

                                      None


                                  SCHEDULE 4.8

                                      None


                                SCHEDULE 4.15(a)
                              Intellectual Property

                                      None


                                  SCHEDULE 4.16
  Pending or Threatened Claims, Investigations, Proceedings, Suites, or Actions

                                      None


                                  SCHEDULE 4.19
                            Contracts and Commitments
                               a) - q), inclusive

                                  None, except:
 Transfer agent contract for services on an ongoing basis. (Interwest Transfer)


                                  SCHEDULE 4.20
                                    Insurance

                                      None


                                  SCHEDULE 4.23
                          Transactions with Affiliates

             Affiliate John Raby has paid all of the payables of the
                  Company to date, as an advance as carried on
                               the current 10-QSB.

          There are no other arrangements such as listed in Section 4.23 of the Share Purchase Agreement.

                                  SCHEDULE 4.27
                                Bank of Accounts

                                      None


                                  SCHEDULE 4.28

                               e-Art Network, Inc.
                             e-Travel Network, Inc.
                              Hillsboro Group, Inc.
                          Captech Financial Group, Inc.